Employment Contract

PartyA:	Ossen Innovation Co., Ltd.

Party B:	Name: Liang Tang

In accordance with the Labor Law of the People’s Republic of China, Party A and Party B hereby agree to conclude the employment contract through equivalent negotiations.

I.	Term

The valid term of the employment contract is effective from July 6, 2010 to December 31, 2013.

II.	Position

Party B agrees to undertake the position of Chairman as per the needs of Party A. Party A may adjust the department and the position of Party B based on its production and work needs or the capability and performance of Party B. Party B must follow the arrangement of Party A unless there is any special conditions.

III.	Obligations of both Parties

(I)	Obligations of Party A

1. To give education and training to Party B on politics, occupational morale, technical business, safety production, laws and regulations and various policies.
2. To stipulate the scientific and reasonable technology, techniques, quality, consumption standards and the relevant work standards to appraise the performance of Party B.
3. To pay remuneration based on the relevant rules of the enterprise when Party B finishes the production tasks; and render the necessary material and spiritual awards where Party B makes significant contributions to the enterprise.

(II)	Obligations of Party A

1. To complete the production and work tasks and reach the stipulated targets or standards as per the regulations and requirements of Party A.
2. To have the spirit of ownership with high sense of liability, maintain the interests of the enterprise and fight against all the bad acts.
3. To strictly follow the state laws, regulations and policies, to implement administrative management on Party B according to the applicable state rules and enterprise policies, to accept the awards and punishment, abide by the various policies and principles of Party A, obey the management, education and allocation by Party A, to keep the matters of Party A confidential and to maintain the interests of Party A.

4. To keep and maintain all the production equipment, installation devices and production facilities provided by Party A, to care about the public welfare facilities to save the raw materials and energy.
5. To carry out production safely.
6. To cooperate with Party A and properly dispose the matters after the employment contract is rescinded or terminated.

IV.	Work conditions and labor protection

(I)  Party A must provide Party B with such sanitary working environment as may be consistent with the state rules to ensure the personal safety of Party B and to prevent the personnel of Party B from working under dangerous environment.
(II)  Party A provide the necessary labor protective materials to Party B based on the actual conditions of the position of Party B.
(III)  Party A is obligated to give education to Party B on work safety and sanitation and Party B must improve its sense of risk control and strictly follow the procedures of Party A on risk control and safety operation.

V.	Remuneration

(I)  Party A shall pay the remuneration to Party B in monetary way on a monthly basis according to the applicable state regulations and the rules of Party B on salary management. The basic salary of Party B is 8000 RMB based on the current salary rules of Party A.
(II)  Party A will distribute the salary on the 20th day of each month, or the latest working day before the 20th day if the 20th day is holiday or vocation.

VI.	Change, rescission, termination and renewal of employment contract

(I)  In case of any change to the laws, administrative regulations and policies, based on which the employment contract is concluded, the employment contract must be amended accordingly.
(II)  The parties may change or rescind the contract upon the mutual agreement by the parties.
(III)  Party A may terminate the employment contract without any liabilities if Party B is involved in any of the following conditions:
1. Party B submits to Party A fraudulent identity materials, title or capability certificates or other important materials and information, or conclude the contract in the way of fraudulence.
2. Party B materially violates the principles or regulations of Party A in such a way as may materially impair the interests of Party A.
3. Party B seriously neglect its duties, seeks for personal interests in such a way as may materially impair the interests of Party A.
4. Party B discloses the trade secrets of Party A in such way as may materially impair the interests of Party A.
5. Party B is legally investigated for his criminal liabilities.

6. Party B is unable to undertake his work agreed in the contract or the adjusted work after training or position adjustment.
7. Party B is unable to carry out his original work or the work arranged by Party A after the expiration of the medical care period due to illness or non-work-related injury.
(IV)  Where Party B intends to terminate the employment contract, Party B must notify Party A in writing thirty days in advance and the employment contract may not be terminated unless and until Party B finishes all the existing businesses, settles the credits and credits and completes all the relevant handover formalities; provided that Party B must still undertake the corresponding liabilities for breaching the contract in this case.
(V)  Party B may terminate the employment contract by notifying Party A without liabilities if Party A is involved in any of the following conditions:
1. Party A compels Party B by violent or threatening method or by illegally restricting the personal freedom of Party B;
2. Party A fails to pay the remuneration or provide the relevant conditions as per the employment contract;
(VI)  The employment relationship between the parties is terminated upon the expiration of the employment contract. Party A and Party B may renew the employment contract upon mutual agreement.
(VII)  Where the contract is terminated or rescinded, Party B must hand over all the work he has completed or is undertaking to Party A within seven days, settle all the credits and debts , completes all the handover formalities and return to Party A all the properties, tools, technical materials and other assets of Party A, which are delivered by Party A to Party B for use or maintenance during the performance of the employment contract, and give the indemnification in case of any loss.

VII.	Miscellaneous

1. The rules and regulations of Party B have the binding force on both parties of the employment contract.
2. Matters not mentioned herein must be subject to the applicable laws and regulations of the state and the government.
3. The employment contract is made in two counterparts. Each party holds one counterpart. The employment contract takes effect from the time when it is duly executed. Both counterparts have the same legal force and effect.

Party A: (seal)	Party B: Liang Tang (signature)

Date of execution	Date of execution: November 24, 2010